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                          CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
Broadway Financial Corporation:


We consent to incorporation by reference in the registration statement dated on or about December 5, 1996, on Form S-8 of Broadway Financial Corporation and subsidiaries of our report dated March 11, 1996, relating to the consolidated balance sheets of Broadway Federal Bank, f.s.b. and subsidiary (formerly Broadway Federal Savings and Loan Association) as of December 31, 1995 and 1994, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-KSB of Broadway Financial Corporation.


                                                     /s/ KPMG Peat Marwick LLP


Los Angeles, California
December 5, 1996